NationsBank Corporation
Charlotte, NC  28255
Tel 704 386-5000

Pricing Supplement No. 0102 Dated December 12, 1995   Rule 424(b)(2)

(To Prospectus dated February 24, 1995 and            File number:  33-57533
Prospectus Supplement dated February 28, 1995)

Senior Medium-Term Notes, Series D

Due Nine Months or More From Date of Issue


Principal Amount:                                    $  60,000,000.00
Issue Price:                           100.00000%    $  60,000,000.00
Commission or Discount:                  0.05700%    $      34,200.00
Proceeds to Company:                    99.94300%    $  59,965,800.00

Agent:                            NationsBanc Capital Markets, Inc., as
                                  Agent


Original Issue Date:              December 18, 1995

Stated Maturity Date:             December 18, 1997

Cusip #:                          63858R-CU-3
Form:                             Book entry only

Interest Rate:                    Floating

Base rate:                        LIBOR Telerate Page 3750

Index maturity:                   90 Days
Spread:                           + 8.0 bps

Initial Interest Rate:            5.8925%

Interest Reset Period:            Quarterly, commencing March 18, 1996

Interest Reset Dates:             The first day of each Interest Reset Period.

Interest Determination Dates:     The interest rate will be determined on the
                                  following dates:

                                  March 14, 1996
                                  June 14, 1996
                                  September 16, 1996
                                  December 16, 1996
                                  March 14, 1997
                                  June 16, 1997
                                  September 15, 1997

Interest Payment Dates:           To be paid quarterly on the following dates:

                                  March 18, 1996
                                  June 18, 1996
                                  September 18, 1996
                                  December 18, 1996
                                  March 18, 1997
                                  June 18, 1997
                                  September 17, 1997
                                  December 18, 1997 (at maturity)

May the Notes be redeemed by the company prior to maturity?       No

May the notes be repaid prior to maturity at the option           No
of the holder?

Discount Note?                                                    No